CONTACTS:                  Steven T. Darak
                           Senior Vice President and Chief Financial Officer
                           (602) 852-6600

                           Investor Relations
                           Ugly Duckling Corporation
                           Investor-relations@uglyduckling.com

FOR IMMEDIATE RELEASE

                 UGLY DUCKLING REPORTS WITHDRAWAL OF CHAIRMAN'S
              APRIL 2001 OFFER TO PURCHASE OUTSTANDING COMMON STOCK


PHOENIX - September 24, 2001 - Ugly Duckling Corporation (Nasdaq NM: UGLY) reported that Mr. Ernest C.Garcia II, its Chairman and largest shareholder, has withdrawn his April, 2001 offer to purchase all of the outstanding shares of the common stock of the Company. Mr. Garcia's letter of withdrawal indicated that he withdrew the offer based upon the recent tragic events and the resulting uncertainty of the economy.

Headquartered in Phoenix, Arizona, Ugly Duckling Corporation is the largest operator of used car dealerships focused exclusively on the sub-prime market. The Company underwrites, finances and services sub-prime contracts generated at its 76 Ugly Duckling dealerships, located in 11 metropolitan areas in eight states.

References to Ugly Duckling Corporation as the largest chain of buy-here pay-here used car dealerships in the United States is management's belief based upon the knowledge of the industry and not on any current independent third party study.